Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No.333-52728, No.333-62052 and No. 333-131438) and Forms S-8 (No. 333-131257, No. 333-124172, No. 33-59141, No. 333-34125, No. 333-36440, No. 333-55346, No. 333-75752, No. 333-82422, No. 333-88613, No. 333-108105 and No. 333-50452) of CBS Corporation of our report dated March 16, 2006 relating to the consolidated financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
March 16, 2006